EXHIBIT 5.2



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
Suite 900                       Correspondence:        Telephone:   902.420.3200           CHARLES S. REAGH
Purdy's Wharf Tower One         P.O. Box 997           Fax:         902.420.1417           Direct Dial:  902.420.3335
1959 Upper Water Street         Halifax, NS            halifax@smss.com                    Direct Fax:   902.496.6173
Halifax, NS                     Canada  B3J 2X2        www.smss.com                        csr@smss.com
Canada  B3J 3N2
File Reference: NS2807-887
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File Reference: NS2807-887

August 21, 2002

SYSCO CORPORATION
SYSCO INTERNATIONAL, CO.
1390 Enclave Parkway
Houston, TX  77077-2027

Ladies and Gentlemen:

We render this opinion in connection with the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") of SYSCO International, Co. ("SYSCO INTERNATIONAL"), an unlimited company organized under the laws of the Province of Nova Scotia (the "PROVINCE"), and SYSCO Corporation ("SYSCO"), a Delaware corporation, relating to $200,000,000 in aggregate principal amount of SYSCO International's 6.10% Notes due 2012 (the "EXCHANGE NOTES").

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records as we considered necessary or relevant for purposes of the opinion expressed below, including without limitation all corporate records of SYSCO International contained in its minute book (which we have assumed are correct and complete) and a certified resolution of the board of directors of SYSCO International authorizing the Exchange Notes.

We have also reviewed and relied upon:

1. a certificate of status (the "CERTIFICATE OF STATUS") pertaining to SYSCO International issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated August 21, 2002;

2. a certificate of an officer of SYSCO International dated the date hereof (the "OFFICER'S CERTIFICATE").

With respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photocopied copies.

We understand that the Exchange Notes will be issued under and Indenture dated as of May 23, 2002 (the "INDENTURE") among SYSCO International, SYSCO and Wachovia Bank, National Association, as trustee (the "TRUSTEE"). We have assumed



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SYSCO Corporation - and - SYSCO International, Co.
August 21, 2002
Page 1


that the Indenture has been signed by Diane Day Sanders as Treasurer of SYSCO International and unconditionally delivered by SYSCO International to the Trustee or its lawful representatives.

The opinion expressed herein relates only to the laws of the Province on the date of this letter, and the federal laws of Canada applicable in the Province as at the date of this letter, and no opinion is expressed with respect to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we advise you that, in our opinion, the Exchange Notes have been duly authorized for issuance by SYSCO International.

This opinion is rendered to you solely for your benefit in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We hereby consent to being named in the Registration Statement and in the prospectus that constitutes a part thereof as special counsel to SYSCO International who have passed upon legal matters in connection with the Exchange Notes. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STEWART MCKELVEY STIRLING SCALES